UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

VOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1806705
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12051 Indian Creek Court Beltsville, Maryland	20705
(Address of principal executive offices)	(Zip Code)

Copies to:

Richard Rudman Chief Executive Officer, President and Chairman 12051 Indian Creek Court Beltsville, Maryland (301) 459-2590	Margaret Brown Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street 23rd Floor Boston, MA 02118 (617) 573-4800

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:	None
(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by Vocus, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on May 13, 2013 (the “Form 8-A”). The Form 8-A was filed with respect to the preferred stock purchase rights issued pursuant to that certain Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, dated as of May 13, 2013 (the “Rights Agreement”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by deleting the last paragraph in its entirety and replacing it with the following:

First Amendment to Rights Agreement

On April 6, 2014, prior to the execution of (i) an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2014, by and among GTCR Valor Companies, Inc. (“Parent”), GTCR Valor Merger Sub, Inc. (“Purchaser”) and the Company and (ii) a Stock Purchase, Non-Tender and Support Agreement (the “Series A Purchase Agreement”), dated as of April 6, 2014, by and among Parent, Purchaser and JMI Equity Fund VI, L.P., the Board approved a First Amendment (the “Rights Amendment”), dated as of April 6, 2014, to the Rights Agreement, by and between the Company and the Rights Agent. The Rights Amendment, among other things, (i) defines Parent, Purchaser and certain related parties as Exempt Persons, to the extent that any of them would become an Acquiring Person solely as a result of (A) the execution, delivery or performance of the Merger Agreement and related tender and support agreements, including the Series A Purchase Agreement (the “Support Agreements”), (B) their acquisition of Company stock as a result of the execution of the Merger Agreement and the Support Agreements and (C) the consummation of the transactions contemplated by the Merger Agreement and the Support Agreements, including the Offer, the Merger and the purchase of all of the outstanding shares of the Series A Preferred Stock; and (ii) provides that none of the approval, execution, delivery or performance of the Merger Agreement and the Support Agreements or the consummation of the Offer or the Merger would result in a Stock Acquisition Date or a Distribution Date. The Rights Amendment also provides that the Rights Agreement shall expire and terminate immediately prior to the effective time of the merger contemplated by the Merger Agreement.

The foregoing summary of the Rights Agreement and the Rights Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of each of the Certificate of Designation with respect to the Series B Junior Participating Preferred Stock (together with each of the exhibits thereto), the Rights Agreement (together with each of the exhibits thereto) and the Rights Amendment, copies of which are attached hereto as Exhibits 3.1, 4.1 and 4.2, respectively, and are incorporated herein in their entirety by reference.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Designation with respect to the Series B Junior Participating Preferred Stock, $0.01 par value, of Vocus, Inc. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.1	Rights Agreement, dated as of May 13, 2013, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.2	First Amendment to Rights Agreement, dated as of April 6, 2014, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 7, 2014)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VOCUS, INC.

By:	/s/ Stephen Vintz
Name:	Stephen Vintz
Title:	Executive Vice President and
Chief Financial Officer

Date: April 7, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation with respect to the Series B Junior Participating Preferred Stock, $0.01 par value, of Vocus, Inc. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.1	Rights Agreement, dated as of May 13, 2013, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.2	First Amendment to Rights Agreement, dated as of April 6, 2014, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 7, 2014)